UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. _____)

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MTS SYSTEMS CORPORATION

(Name of Registrant as Specified in Its Charter)

__________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax: 952-937-4515 Info@mts.com www.mts.com

December 7, 2007

Dear MTS Shareowner:

On behalf of the Board of Directors, you are invited to attend the Company’s Annual Meeting of Shareowners. The meeting will be held on Tuesday, January 15, 2008 at 5:00 p.m. at the Company’s headquarters in Eden Prairie, Minnesota.

We would like all our shareowners to be represented at the Annual Meeting, in person or by proxy. Last year, 91% of the shares were voted and we thank our shareowners for their response. Please help us by taking a few minutes to complete, sign, date and return the enclosed proxy card so it is received prior to the meeting on January 15, 2008, or follow the instructions on the proxy card for voting via telephone or Internet. Please vote your proxy even if you plan to attend the Annual Meeting.

Very truly yours,

Sidney W. Emery, Jr.
Chairman and Chief Executive Officer

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MTS SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREOWNERS
TO BE HELD JANUARY 15, 2008

The Annual Meeting of Shareowners of MTS Systems Corporation (the “Company”) will be held on Tuesday, January 15, 2008 at the Company’s headquarters located at 14000 Technology Drive, Eden Prairie, Minnesota 55344. The meeting will convene at 5:00 p.m., Central Standard Time, for the following purposes:

        1.  To elect eight directors to hold office until the next Annual Meeting of Shareowners or until their successors are duly elected;

        2.  To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

        3.  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has set the close of business on November 20, 2007 as the Record Date for the determination of shareowners entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

For the Board of Directors,

John R. Houston
Secretary

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344

December 7, 2007

All shareowners are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, sign and date the enclosed proxy card and return it as promptly as possible in the postage-paid envelope provided. For alternative voting methods, please refer to the information under the captions “Vote by Phone” and “Vote by Internet” on the proxy card. The proxy is solicited by the Board of Directors and may be revoked or withdrawn by you at any time before it is exercised.

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MTS SYSTEMS CORPORATION

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished to the shareowners of MTS Systems Corporation (the “Company,” “we,” “us,” or “our”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the Annual Meeting of Shareowners to be held on Tuesday, January 15, 2008 (the “Annual Meeting”) at 5:00 p.m., Central Standard Time, at the Company’s headquarters located at 14000 Technology Drive, Eden Prairie, Minnesota 55344, or any adjournments or postponements thereof.

Our Annual Report for the fiscal year ended September 29, 2007 (“fiscal 2007”), including audited financial statements, is being mailed to shareowners concurrently with this Proxy Statement.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareowners will vote upon (1) the election of eight directors, (2) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and (3) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. In addition, our management will report on the performance of the Company and respond to questions from shareowners.

Who is entitled to vote?

Only shareowners of record at the close of business on November 20, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting, or any adjournments or postponements thereof. Each outstanding share of common stock, $0.25 par value (the “Common Stock”), entitles its holder to cast one vote on each matter to be voted upon.

Shareowners have cumulative voting rights in the election of directors. If any shareowner gives proper written notice to any officer of the Company before the Annual Meeting, or to the presiding officer at the Annual Meeting, that shareowner may cumulate votes for the election of directors by multiplying the number of votes to which the shareowner is entitled by the number of directors to be elected and casting all such votes for one nominee or distributing them among any two or more nominees. If such notice is given by any shareowner, votes for directors by all shareowners will be cumulated. For instance, if a shareowner only votes for one nominee, such vote will be automatically cumulated and cast for that nominee. If a shareowner has voted for more than one nominee, the total number of votes that the shareowner is entitled to cast will be divided equally among the nominees for whom the shareowner has voted.

Who can attend the Annual Meeting?

All shareowners as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. We intend to mail this Proxy Statement and the accompanying proxy card on or about December 7, 2007 to all holders of our Common Stock as of the Record Date.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the Record Date, 17,685,450 shares of our Common Stock were outstanding.

If you submit a properly executed proxy card or vote your proxy electronically through the Internet or by telephone, even if you abstain from voting, you will be considered part of the quorum. Broker non-votes will be counted as present for purposes of determining the existence of a quorum.

How do I vote?

You may vote in one of the following ways:

1)	By mail: Mark, sign and date each proxy card you receive and return it in the postage-paid envelope provided or to the location indicated on the enclosed proxy card.
2)	By telephone: If you reside in the United States or Canada, you may call 1-800-690-6903 by using any touch-tone phone, 24 hours a day, 7 days a week. Have your proxy card in hand when you call and follow the voice prompts to cast your vote.
3)	By Internet: You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. You will need your proxy card and the control number found in the shaded box on the front of the card. Follow the instructions provided to obtain your records and create an electronic ballot.
4)	In person at the Annual Meeting: If you are a shareowner of record, please bring your proxy card to the meeting to vote your shares in person. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the meeting.

Shares represented by proxies properly signed, dated and returned, or submitted through the Internet or by telephone, will be voted at the Annual Meeting in accordance with the instructions set forth therein. If a proxy is properly signed or submitted through the Internet or by telephone, but contains no instructions, the shares represented thereby will be voted FOR all directors in Proposal 1, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2008 in Proposal 2, and at the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting.

The Internet and telephone voting procedures are designed to verify shareowners’ identities, allow them to give voting instructions and confirm that their instructions have been recorded properly. Shareowners voting through the Internet should be aware that they may incur costs to access the Internet and that these costs will be at the expense of the shareowner.

If you wish to vote by Internet or telephone, you must do so before 11:59 p.m. Central Standard Time on January 14, 2008. After that time, Internet and telephone voting will not be permitted and a shareowner wishing to vote or revoke an earlier proxy must submit a signed proxy card or vote in person.

Can I change my vote after I return my proxy card or vote electronically?

Yes. Even after you have submitted your proxy or voted electronically through the Internet or by telephone, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change your vote by:

1)	Returning a later-dated proxy (by mail, Internet or telephone);
2)	Delivering a written notice of revocation to our Assistant Secretary at 14000 Technology Drive, Eden Prairie, Minnesota 55344; or
3)	Attending the Annual Meeting and voting in person at the Annual Meeting. A shareowner’s attendance at the Annual Meeting will not by itself revoke a proxy given by the shareowner. Persons who hold shares through a broker or other intermediary should consult that party as to the procedures to be used for revoking a vote.

What does the Board recommend?

The Board’s recommendations are set forth after the description of the proposals in this proxy statement. In summary, the Board recommends a vote:

1)	FOR the election of each of the nominated directors (see Proposal 1).
2)	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2008 (see Proposal 2).

If you return a properly executed proxy card without specific voting instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

What vote is required to approve each Proposal?

For Proposal 1, the election of directors, each shareowner will be entitled to vote for eight nominees and the eight nominees receiving the highest number of “FOR” votes will be elected.

For Proposal 2, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, each shareowner will be entitled to one vote for each share of Common Stock held, and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

A properly executed proxy marked “ABSTAIN” with respect to Proposal 2, and any other matter that properly comes before the Annual Meeting, will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions will have the same effect as a negative vote.

A “WITHHELD” vote will be counted for purposes of determining whether there is a quorum, but will not be considered to have been voted in favor of the director nominee with respect to whom authority has been withheld.

If your shares are held in the “street name” of a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the proposal to be acted upon. If you do not give your broker instructions as to how to vote your shares, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the election of directors and the ratification of accounting firms. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. These rules apply notwithstanding the fact that shares of our Common Stock are traded on the NASDAQ Stock Market. If your brokerage firm votes your shares on “routine” matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a “broker non-vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting, but will not be counted in determining the number of shares voted for or against the non-routine matter.

Who will count the vote?

Broadridge Financial Solutions, Inc. will act as inspector of elections to determine whether or not a quorum is present and tabulate votes cast by proxy or in person.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards or vote electronically through the Internet or by telephone for each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our stock transfer agent, Wells Fargo Shareowner Services, at 1-800-468-9716.

How will voting on any other business be conducted?

We do not know of any business to be considered at the Annual Meeting other than the matters described in this Proxy Statement. However, if any other business is presented at the Annual Meeting, your proxy gives authority to each of Sidney W. Emery, Jr. and John R. Houston to vote on such matters at their discretion.

How are proxies solicited?

In addition to use of the mail, proxies may be solicited by our officers, directors, and other employees by telephone, through electronic transmission, facsimile transmission, or personal solicitation. No additional compensation will be paid to such individuals. We will request that banks, brokerage houses, other custodians, nominees and certain fiduciaries forward proxy materials and annual reports to the beneficial owners of our Common Stock as of the Record Date.

Who pays for the cost of this proxy solicitation?

We will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional information furnished to shareowners. We will reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

VIEWING OF PROXY MATERIALS VIA THE INTERNET

We are able to distribute our Annual Report and this Proxy Statement to our shareowners in a fast and efficient manner via the Internet. This reduces the number of documents delivered to a shareowner’s address and eliminates the cost of sending these documents by mail. Shareowners may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the Internet or go directly to www.icsdelivery.com to register your consent. Your election to view proxy materials online is perpetual unless you revoke it later. Beginning with our fiscal 2008 proxy materials and in accordance with the SEC’s new rules, we plan to send all shareowners who have not affirmatively elected to receive paper materials, all of their proxy materials via the Internet. However, you may still elect to continue receiving paper copies of proxy materials at no cost to you by following the provided instructions. Certain employee shareowners who have valid Company e-mail addresses will not receive a proxy card in the mail but may vote by telephone or Internet using their control number which will be sent via e-mail.

PROPOSAL 1
ELECTION OF DIRECTORS

General Information

Eight directors will be elected at the Annual Meeting. Upon the recommendation of the Governance and Nominating Committee, the Board has nominated for election the eight persons named below. Each has consented to being named a nominee and will, if elected, serve until the next Annual Meeting of Shareowners or until a successor is elected. Each nominee listed below is currently a director of the Company and each, with the exception of Ms. Hamilton, was elected by the shareowners. Ms. Hamilton was appointed by the Board as a director on June 1, 2007.

Nominees

The names of the nominees, their principal occupations for at least the past five years and other information are set forth below:

Ricardo Artigas – Age 65 Director since 2007	Retired, December 2005, General Electric Company (global technology, manufacturing, services and financial business); most recently, GE Corporate Vice President (1994-2005); President and CEO, GE Energy Services (1997-2005); President and Chief Executive Officer, GE Power Controls, Barcelona, Spain, (1994-1997); General Manager, Engineering and Manufacturing Operations, GE Transportation (1993-1994); General Manager, Transit and Off-Highway Vehicles Business Operations, GE Transportation (1991-1993). Held various GE engineering and management positions prior to 1991. A former David Ross Fellow, Purdue University; a director of several non-profit community organizations.

Jean-Lou Chameau – Age 54 Director since 1998	President, California Institute of Technology since September 2006; Provost and Vice President at the Georgia Institute of Technology June 2001 – August 2006; Dean of the College of Engineering and Georgia Research Alliance Eminent Scholar at the Georgia Institute of Technology from 1997 to June 2001; Vice Provost for Research and Dean of Graduate Studies at the Georgia Institute of Technology from 1995 to 1997; President of Golder Associates, Inc. (engineering and environmental consulting company) from 1994 to 1995; Director of the School of Civil and Environmental Engineering at the Georgia Institute of Technology from 1991 to 1994; Professor of Geotechnical Engineering Program at Purdue University from 1980 to 1991; a director of a number of non-profit and private organizations.

Merlin E. Dewing – Age 73 Director since 2002	Chairman and founder of Dewing Financial Services, Inc. (financial services company) since January 1998; Chairman of KPMG BayMark (management services company) from 1995 to 1998; various executive positions with KPMG LLP (independent registered public accounting firm) from 1961 to 1995, including Vice-Chairman - Audit; former Chairman of Banner Health Systems; former President of the Minnesota Society of CPAs and former Chairman of the Greater Minneapolis Chamber of Commerce.

Sidney W. Emery, Jr. – Age 61 Director since 1998	Chairman of the Board since January 1999; Chief Executive Officer of the Company since March 1998; President of the Company from March 1998 to June 2007; management and executive positions with Honeywell, Inc. (manufacturer of control systems) from 1985 to 1997; Director of Urologix (manufacturer of medical devices ) since October 2005, ALLETE (provider of energy services in the upper Midwest with significant holdings of Florida real estate) since May 2007 and the Minnesota Business Partnership; Chairman, Board of Governors, University of St. Thomas School of Engineering.

Laura B. Hamilton – Age 46 Director since 2007	President and Chief Operating Officer of the Company since June 2007; Senior Vice President of the Company’s Test Division since 2003; Vice President of the Company’s Materials and Aerospace Divisions 2000 to 2003; Director of Business Process Improvement 1999 to 2000; various management positions with Quest Diagnostics (national clinical laboratory) from 1995 to 1999; various management positions with Corning, Inc. (manufacturer of specialty glass and ceramics) from 1989 to 1995; Tax Manager with Arthur Young and Company (public accounting firm) from 1984 to 1989.

Brendan C. Hegarty – Age 65 Director since 1998	Consultant since January 2003; Chief Executive Officer of Nano Magnetics (start-up nanotechnology company located in the United Kingdom) from 2001 to 2003; Executive Vice President and Chief Operating Officer of Seagate Technology (manufacturer of computer disk drives) from 1993 to 1998; Senior Vice President and Chief Technical Officer of Seagate Technology from 1989 to 1993; Vice President of Thin Film Head Operations for Control Data Corporation (computer hardware and software company) from 1988 to 1989; management and executive positions with IBM (computer hardware and software company) from 1967 to 1987.

Lois M. Martin – Age 45 Director Since 2006	Senior Vice President and Chief Financial Officer of Capella Education Company (parent company of Capella University, an accredited on-line university) since November 2004; Executive Vice President and Chief Financial Officer of World Data Products, Inc. (worldwide provider of server, storage, network and telecom solutions) from 2002 to 2004; various executive positions, including Senior Vice President and Chief Financial Officer, for Deluxe Corporation (provider of paper-based and electronic payment systems to financial institutions and retailers) from 1993 to 2001; International Controller for Carlson Companies (worldwide provider of hospitality, travel and marketing services) from 1990 to 1993; Director of ADC Telecommunications Inc. since 2004.

Barb J. Samardzich – Age 49 Director since 2001	Vice President of Ford Motor Company (automotive manufacturer) and Vice President, Powertrain Engineering since November 2005; Executive Director - Small FWD and RWD Vehicles of Ford Motor Company from 2002 to 2005; Chief Engineer for the Automatic Transmission Engineering Operations of Ford from 2000 to 2002; Quality Director for the Small and Medium Vehicle Center of the European operations of Ford from 1999 to 2000; Chief Program Engineer for F650/F750 Ford trucks from 1998 to 1999; previously held various positions in the Powertrain division of Ford from 1990 to 1998; prior to joining Ford, Ms. Samardzich held various engineering, sales and marketing positions in the Commercial Nuclear Fuel Division of Westinghouse Electric Corporation from 1981 to 1990.

Voting Information and Board Recommendation

In accordance with Minnesota law, directors are elected by a plurality of votes cast. The eight nominees receiving the highest number of votes will be elected. If any nominee is unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose. It is intended that proxies will be voted for such nominees. The proxies cannot be voted for a greater number of persons than eight.

THE BOARD RECOMMENDS THAT SHAREOWNERS VOTE “FOR” EACH NOMINEE LISTED.

Other Information Regarding the Board

Meetings and Independence.       The Board met seven times during fiscal 2007. The Board also took action in writing in lieu of a meeting once during fiscal 2007. All of the directors attended at least 75% of the aggregate number of Board meetings and Committee meetings on which he or she served during fiscal 2007. The Governance and Nominating Committee of the Board has determined that each member of the Board other than Mr. Emery and Ms. Hamilton is independent, as defined by the applicable rules of the National Association of Security Dealers for companies listed on the NASDAQ Stock Market. Mr. Chameau, one of our independent directors, serves as our lead director. It is our policy that all directors should attend the Annual Meeting. All directors, except Mr. Chameau, attended last year’s Annual Meeting of Shareowners.

Board Committees.       Each of our Committees operates under a written charter adopted by the Board. These charters are available to shareowners on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

The Audit Committee of the Board is composed of Mr. Dewing (Chair), Mr. Artigas and Ms. Martin. The Audit Committee met nine times during fiscal 2007. Among other duties, the Audit Committee (i) selects our independent registered public accounting firm; (ii) reviews and evaluates significant matters relating to our audit and internal controls; (iii) reviews and approves management’s processes to ensure compliance with laws and regulations; (iv) reviews the scope and results of the audits by, and the recommendations of, our independent registered public accounting firm; and (v) pre-approves, in accordance with its pre-approval policy, all audit and permissible non-audit services and fees provided by our independent registered public accounting firm. The Audit Committee also reviews our audited consolidated financial statements and meets prior to public release of quarterly and annual financial information. The Chair of the Audit Committee or the full Audit Committee meets with our management prior to filing our quarterly and annual reports containing financial statements with the Securities and Exchange Commission (“SEC”).

A report of the Audit Committee is contained in this Proxy Statement. All members of our Audit Committee satisfy the National Association of Security Dealers listing standards for Audit Committee membership. The Board has determined that both Mr. Dewing and Ms. Martin are “audit committee financial experts” under the Sarbanes-Oxley Act of 2002.

The Compensation Committee of the Board (formerly known as the Human Resources Committee), which, prior to the date of this Proxy Statement was composed of Mr. Hegarty (Chair), Mr. Chameau and Ms. Samardzich and for fiscal 2008 will be the same except that Ms. Samardzich will act as Chair, met four times during fiscal 2007. All members are independent directors as defined by the rules applicable to companies listed on the NASDAQ Stock Market. Among other duties, the Compensation Committee (i) reviews and makes recommendations to the Board regarding our employment practices and policies; (ii) in executive session, annually reviews and recommends to the independent directors of the full Board the compensation paid to the Chief Executive Officer and annually reviews and recommends to the full Board the compensation paid to the other executive officers (neither Mr. Emery nor Ms. Hamilton participate in determinations of their own compensation); (iii) in executive session, evaluates the performance of the Chief Executive Officer; (iv) administers and reviews the Company’s retirement plans and approves any amendments related to such plans; (v) administers and grants awards under our stock option and annual incentive plans (the Compensation Committee acts in executive session when granting options to Mr. Emery or Ms. Hamilton); (vi) reviews management and leadership development and succession plans for management (subject to review by the independent directors of the full Board for the Chief Executive Officer position); and (vii) approves the Compensation Discussion and Analysis for our proxy statement. A report of the Compensation Committee is contained in this Proxy Statement.

The Governance and Nominating Committee of the Board, which, prior to the date of this Proxy Statement was composed of Ms. Samardzich (Chair), Mr. Artigas, Mr. Dewing and Ms. Martin and for fiscal 2008 will be composed of Mr. Chameau (Chair) Mr. Dewing, Mr. Hegarty and Mr. Artigas, met three times during fiscal 2007. All members are independent directors as defined by the rules applicable to companies listed on the NASDAQ Stock Market. The responsibilities of the Governance and Nominating Committee include (i) Board governance practices; (ii) Board evaluation; (iii) Board compensation; and (iv) identifying, screening and recommending director nominees for selection by the Board.

Director Nomination Process.       In identifying prospective director candidates, the Governance and Nominating Committee considers its personal contacts, recommendations from shareowners and recommendations from business and professional sources, including executive search firms. During fiscal 2007, Heidrick & Struggles, an executive search firm, was on retainer with us to identify director candidates. The Governance and Nominating Committee’s policy is to consider qualified candidates for positions on the Board who are recommended in writing by shareowners. Shareowners wishing to recommend candidates for Board membership rather than directly nominating an individual should submit the recommendations in writing to our Secretary at least 90 days prior to the date corresponding to the previous year’s Annual Meeting of Shareowners, with the submitting shareowner’s name, address, and pertinent information about the proposed nominee. When evaluating the qualifications of potential new directors or the continued service of existing directors, the Governance and Nominating Committee will consider a variety of criteria, including the individual’s integrity, experience dealing with complex problems, specialized skills or expertise, diversity of background, independence, financial expertise, freedom from conflicts of interest, ability to understand the role of a director, the needs of the Board, and ability to fully perform the duties of a director. Candidates recommended by shareowners will generally be considered in the same manner as any other candidate; however, special consideration will be given to existing directors desiring to stand for re-election given their history of service and their knowledge of the Company, as well as the Board’s knowledge of their level of contribution resulting from such service.

A shareowner intending to nominate an individual as a director at an Annual Meeting of Shareowners, rather than recommend the individual to the Governance and Nominating Committee for consideration as a nominee, must comply with the advance notice requirements set forth in our Bylaws. Our Bylaws provide that any shareowner entitled to vote generally in the election of directors may nominate one or more persons for election as directors provided that such shareowner has provided written notice of such intention to our Secretary. Such notice must be given not fewer than 45 days nor more than 75 days prior to the meeting date corresponding to the previous year’s Annual Meeting of Shareowners date and must contain certain required information.

Shareowners wishing to recommend for nomination or nominate a director should contact the Company’s Secretary for a copy of the relevant procedure and a full delineation of the criteria considered by the Governance and Nominating Committee when evaluating potential new directors or the continued service of existing directors.

Communications with the Board.       The Board provides a process for shareowners to communicate with it. The manner in which shareowners can send communications to the Board is set forth on the Company’s website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

Board Evaluation.       Recently, the Board decided to rescind its ten year tenure limitation policy concurrent with the establishment of a specific individual director evaluation procedure, both to be implemented during fiscal 2008.

Code of Business Conduct.       In August 2003, we adopted a code of ethics, known as the “MTS Code of Business Conduct,” which applies to all our directors, officers, other employees and contractors. We believe that the Code not only documents its historic good business practices but also sets forth guidelines for ensuring that all our personnel act with the highest standards of integrity. The MTS Code of Business Conduct, as well as any waivers from and amendments to the Code, are posted on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

Independent Director Compensation

Directors who are not otherwise directly or indirectly compensated by the Company are each paid directors’ fees in the form of an annual retainer of $40,000, which includes compensation for all Board meetings. In addition, committee members who attend committee meetings are compensated at a rate of $1,000 per meeting. The Chair of the Audit Committee receives an additional $10,000 annually, the Chairs of the Compensation Committee and the Governance and Nominating Committee receive an additional $5,000 annually and the lead director will begin receiving an additional $15,000 annually.

Upon election or re-election to the Board at our Annual Meeting of Shareowners, each non-employee director will be granted shares of restricted stock under the 2006 Stock Incentive Plan in an amount determined by the Board. At this year’s Annual Meeting, each non-employee director will receive the number of shares (rounded to the next whole share) equal to $80,000 divided by the closing price of our Common Stock on the date of the Annual Meeting. Each such restricted stock award will be granted on the date the non-employee director was elected or re-elected to serve on the Board and vests as to one-third of the shares on the date of each of the three regular Annual Meetings of Shareowners following the date of grant, provided such director continues to serve. If a non-employee director resigns, retires or otherwise terminates his or her service as a director following ten years of service as a director, all unvested shares of restricted stock will then vest. If a non-employee director retires, resigns or otherwise terminates his or her service as a director after having served fewer than ten years, any restricted shares which have not vested as of the date of termination of service will be forfeited. Non-employee directors are also reimbursed for travel expenses to Board meetings.

The table below summarizes compensation paid to non-employee directors for fiscal 2007:

Name	Fees earned or paid in cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

Ricardo Artigas	35,000	80,009	621	115,630
Jean-Lou Chameau	44,000	80,009	3,904	127,913
Merlin E. Dewing	62,000	80,009	3,904	145,913
Brendan C. Hegarty	48,500	80,009	3,904	132,413
Lois M. Martin	52,000	80,009	2,029	134,038
Barb J. Samardzich	49,500	80,009	3,904	133,413

(1)	Includes annual retainer and committee meeting fees paid in cash; there were no deferrals.

(2)	These amounts reflect the expense recognized for financial statement reporting purposes for fiscal 2007 in accordance with SFAS No. 123(R). The awards were granted on January 30, 2007. As of September 29, 2007, the named directors held restricted stock awards or options to purchase stock in the following amounts: Mr. Artigas, 1,883 stock awards; Mr. Chameau, 4,182 stock awards; Mr. Dewing, 4,182 stock awards and 8,000 stock options; Mr. Hegarty, 4,182 stock awards; Ms. Martin, 3,349 stock awards; and Ms. Samardzich, 4,182 stock awards and 8,000 stock options.
(3)	Reflects cash dividends paid on unvested restricted stock awards in fiscal 2007 plus dividends due for prior years but not paid until fiscal 2007.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE “AUDIT COMMITTEE REPORT” BELOW.

KPMG LLP (“KPMG”), an independent registered public accounting firm, has been our independent registered public accounting firm since May 31, 2002. The Audit Committee has selected KPMG to serve as our independent registered public accounting firm and to serve as auditors for the fiscal year ending September 27, 2008. Shareowner ratification of the appointment is requested. Consistent with our Audit Committee Charter and the requirements of the Sarbanes Oxley Act of 2002 and applicable rules and regulations of the SEC and the NASDAQ Stock Market, the ratification of the appointment of independent auditors by the shareowners will in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent auditors. In the event the appointment of KPMG is not ratified by the shareowners, the Audit Committee will make another appointment to be effective at the earliest feasible time.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees and Services

The following table presents aggregate fees billed for professional services rendered by KPMG in fiscal 2006 and 2007 for the audit of our annual financial statements and for other services.

	($000’s) Fiscal Year

Type of Fee	2006	2007

Audit Fees(1)	$1,626	$1,512
Audit-Related Fees(2)	13	13
Tax Fees(3)	65	51
All Other Fees	—	—

Total fees	$1,704	$1,576

(1)	Includes annual audit of consolidated financial statements and Sarbanes-Oxley Section 404 attestation services.
(2)	Audit-related fees consist of fees for audits of the Company’s employee benefit plan.
(3)	Tax fees consist of fees for tax compliance and tax consultation services.

The amounts in the table include out-of-pocket expenses incurred by KPMG. The Audit Committee pre-approved all non-audit services described in the table. The Audit Committee has determined that the provision of the services described in the table is compatible with maintaining the independence of KPMG.

Pre-Approved Policy

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREOWNERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors who are independent, as defined by the applicable rules of the National Association of Security Dealers for companies listed on the NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available to shareowners on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”). Management is responsible for our internal controls over the financial reporting processes. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal controls in accordance with auditing standards generally accepted in the United States and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and extensively discussed the consolidated financial statements with management and KPMG, our independent registered public accounting firm.

In considering our fiscal 2007 audited consolidated financial statements, the Audit Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). KPMG also provided to the Audit Committee the written disclosures required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG that firm’s independence.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representations of management and the reports of KPMG, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007, which was filed with the SEC on November 28, 2007.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Merlin E. Dewing (Chair)            Ricardo Artigas          Lois M. Martin

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Named Executive Officers

The following Compensation Discussion and Analysis describes, among other items, the material elements of compensation for the following individuals, collectively referred to as the “named executive officers”:

•	Sidney W. Emery, Jr., Chairman and Chief Executive Officer
•	Laura B. Hamilton, President and Chief Operating Officer
•	Susan E. Knight, Chief Financial Officer and Vice President

•	Joachim Hellwig, Vice President
•	Kathleen M. Staby, Vice President

Overview

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of the named executive officers and should be read in conjunction with the tables and narrative included in the rest of the Executive Compensation section of this Proxy Statement. All compensation paid to the Chief Executive Officer (“CEO”) is determined by the independent directors of the full Board, as defined by the applicable rules for companies listed on the NASDAQ Stock Market, following recommendations made by the Compensation Committee of the Board. All compensation paid to the named executive officers other than the CEO is determined by the full Board (except that Ms. Hamilton does not participate in determinations of her compensation) and takes into account recommendations made by the CEO and the Compensation Committee. The Compensation Committee is composed solely of independent non-employee directors who meet regularly each fiscal year. During fiscal 2007, the Compensation Committee engaged Towers Perrin, an external compensation consultant, in certain matters related to executive compensation.

Executive Compensation Philosophy and Objectives

Our philosophy for compensating executives is to provide fair total cash compensation in the job markets in which we compete and reward performance. Compensation levels for the named executive officers reflect base salary for the executive’s role in the Company, the market value of the position, performance in that position and the opportunity for additional rewards when we either meet or exceed business objectives that are supportive of the business strategy. To attract and retain the best people, we offer meaningful rewards when executives, their business unit, and the Company achieve specific business goals or when outstanding individual performance is demonstrated. Performance rewards fluctuate based on the results of established objectives and provide executives with the opportunity to earn additional compensation beyond their base salary.

Our overall executive compensation objectives are to:

•	establish and maintain a systematic compensation program whereby executives are compensated in relation to their level of responsibilities and their work performance;
•	maintain a program which will enable the Company to attract and retain qualified and competent executives;
•	provide flexibility within the compensation program to meet changing competitive and economic conditions;
•	maintain equitable and consistent relationships between positions within the Company; and
•	align executive and shareowner interests.

We structure our compensation components to support this overall philosophy and these objectives.

Compensation Benchmarking Process

We annually review benchmark data consisting of total compensation for the following three elements: base salary, short-term incentives, and long-term incentives. Executive salary survey data is used at the median level and adjusted based on revenue size of benchmark companies for each executive position. As in previous years, in fiscal 2007 we used the Watson Wyatt top management and Mercer executive salary surveys. These surveys were selected based on the comparison of benchmark positions available, ability to adjust survey data to similar size organizations, and sample of reporting organizations. Survey benchmark positions were selected to determine salary range midpoints based on market medians. The named executive officer benchmark positions include those of chairman and chief executive officer, chief executive officer, chief financial officer, top financial executive, top division executive and top human resources executive. The base salary survey data for these benchmark positions is aged to the middle of the following year in order to account for future market movement. This data is used to produce a salary structure midpoint. We establish a salary structure range, identifying a minimum and maximum value for each level, approximating 80% and 120% of the midpoint, respectively.

In addition to the salary survey analysis explained above, a review of the compensation of a group of comparative companies is completed. Our competitors are either privately owned companies or business units within much larger public companies; therefore, a broad and reliable base of compensation from these companies is not readily available. We therefore use a group that consists of durable goods manufacturing companies, none of which compete with us directly but several of which compete with us for management talent. Our group of comparative companies, reviewed on an annual basis, consists of the following companies:

Actuant Corporation
Aeroflex Inc.
Arctic Cat Inc.
Axcelis Technologies Inc.
Badger Meter Inc.
Brooks Automation Inc.
Cabot Microelectronics Corp
Cohu Inc.
Credence Systems Corporation
CyberOptics Corporation
Dionex Corporation
ESCO Technologies Inc.
FARO Technologies Inc.	Graco Inc.
Keithley Instruments Inc.
Measurement Specialties Inc.
Mettler-Toledo International Inc.
MKS Instruments Inc.
National Instruments Corporation
Perceptron Inc.
Roper Industries Inc.
Symmetricom Inc.
Tektronix Inc.
Tennant Company
Teradyne Inc.

The base salary and short-term incentive compensation benchmark data is collected and analyzed internally and reviewed by Towers Perrin. This analysis is then reviewed with the Compensation Committee and used to update base salary structures and short-term incentive targets. Based on this review, the Compensation Committee approved an overall increase of 3.5% in the executive salary structure from fiscal 2006 to fiscal 2007.

Our long-term incentive compensation is reviewed by Towers Perrin. They conduct a market analysis of our grant guidelines, comparing the value of our long-term incentive award guidelines to market data. For fiscal 2007, information was obtained from Towers Perrin’s 2006 Executive Compensation Database long-term incentive tables for companies with revenues less than $1 billion. A structure midpoint (target) was established based on the market long-term incentive median as a percentage of base pay and a minimum and maximum was produced approximating 75% and 125% of the target, respectively.

In general, we attempt to target each component of total compensation at or around the 50th percentile of executive salary survey information. We believe this allows us to attract and retain executives with a necessary level of skill and talent for our business.

Compensation Components

The primary components of our executive compensation programs include:

•	Base salary
•	Short-term incentives
•	Long-term incentives
•	Benefits and perquisites

We analyze each of these components separately using the methodologies described above. It is our belief and experience that the compensation package produced by aggregating these individually calculated components meets our overall compensation philosophy and objectives.

Base Salary.       Base salary reflects the executive’s role in the Company and the market value of the position. Salary structures provide a range of pay for each level. The Compensation Committee generally targets base salary levels at the median of market data collected through our benchmarking process. Adjusting base salaries to achieve or approach median is consistent with the Compensation Committee’s philosophy.

On an annual basis, the Compensation Committee makes recommendations to the full Board on base salaries for named executive officers, other than the CEO, and makes recommendations to the independent directors as to the CEO. We use base salaries to provide competitive compensation to attract and retain talented executives. The Compensation Committee considers the following factors in setting annual base salaries:

•	the individual’s scope of responsibility;
•	the individual’s level of performance and experience;
•	any promotions resulting in increases in responsibility; and
•	competitive salaries within the market, drawing on data from our compensation survey analysis and the group of comparative companies.

The independent directors evaluate our CEO’s performance and determine his annual base salary in consultation with an outside compensation consultant. Similarly, the CEO evaluates the performance of each of the other named executive officers, using the same factors identified above to make compensation recommendations to the Compensation Committee. Considering these recommendations and advice by the outside consultant, the Compensation Committee establishes a recommended annual base salary for the other named executive officers.

During fiscal 2007, the independent directors increased Mr. Emery’s annual base salary from $475,200 to $515,000 effective January 21, 2007. The independent directors took into consideration Mr. Emery’s overall performance against his individual objectives and competitive market data in determining the amount of Mr. Emery’s base salary. The independent directors noted that a market adjustment was included as part of Mr. Emery’s base salary adjustment in order to align base salary to the compensation survey and the group of comparative companies. When determining the other named executive officers’ salaries, the Compensation Committee took into consideration overall individual performance against individual objectives and competitive market data.

During fiscal 2007, the Board increased Ms. Hamilton’s annual base salary from $264,521 to $325,000 effective June 10, 2007. This base salary increase was provided due to Ms. Hamilton’s promotion to President and Chief Operating Officer. A compensation analysis was conducted for this position by an outside compensation consultant in order to obtain data to establish a median base salary level. This data was compared to our internal pay structures, the scope of the position, and Ms. Hamilton’s individual performance.

Short-Term Incentives.       Through the Executive Variable Compensation Plan (“EVC Plan”), the Compensation Committee attempts to focus efforts of the named executive officers on achievement of near term financial objectives that are critical to our success, reward accomplishments when performance meets or exceeds established targets or business plan objectives and more closely tie total cash compensation (base salary plus EVC) to our financial results. All named executive officers participate in our EVC Plan and are eligible to earn annual awards.

A combination of Company and business unit financial goals is used to measure performance under the EVC Plan. We believe the combination of financial performance goals selected under the EVC Plan provides an appropriate balance between income statement and balance sheet management while focusing on shareowner value. For fiscal 2007, our performance goals included Earnings Per Share (“EPS”), Earnings Before Interest and Taxes (“EBIT”), Revenue, and Working Capital as a Rate to Revenue (“WCRR”). The weightings of these performance goals are similar across all business units. Each performance goal is assigned a payout range. Incentive payments vary above and below the target based on the financial results in comparison to the established goals. The minimum level or hurdle represents that level of performance below which no award is paid. The maximum stretch target of a performance goal represents performance above target. At this level the payout is greater than 100%

because the actual results are above established goals. A maximum multiplier of two is assigned to each financial goal. Therefore, no individual payout can be more than 200% of the weighting assigned to that goal.

Payout targets are stated as a percentage of annual base salary, with the percentage based on an individual’s level within our Company and competitive data from our compensation survey analysis and our group of comparative companies. Cash awards can range from 0% to 200% of target and payouts are based on three factors: (1) the degree to which performance goals are met; (2) the target payment percentage assigned to the executive; and (3) the base salary paid during the fiscal year. In addition, since the Compensation Committee believes the EPS goal provides a strong link between the incentive program and shareowner value, in years when the EPS target is not met, EVC Plan participants are limited to 100% payout maximum regardless of their individual business unit performance. The Compensation Committee may make adjustments to the incentive payout awards based on unanticipated financial events or special circumstances.

For fiscal 2007, all named executive officers had 30% of their short-term incentive assigned to the EPS performance goal. Each of the EPS, corporate EBIT and corporate revenue performance results were between the target and maximum goals and WCRR was below the minimum goal. Business unit goals are not disclosed due to the confidential nature of the information at the business unit level. In general, target goals are viewed as achievable if the Company and/or the business unit executes their business plan reasonably well, minimum goals should be met a majority of the time, and maximum goals will be very challenging to meet. Factors taken into consideration when establishing payout ranges for business unit goals include degree of difficulty of the established plan, business unit historic performance and continuous improvement expectations, percentage of contribution to the Company, and size of the business unit.

Mr. Emery’s target award was set at 70% of his annual base salary. The target award for the other named executive officers ranged from 35% to 50% of their annual base salary. Actual awards were calculated using these target amounts and applying Company and business unit performance goals against the financial results. The specific awards for the named executive officers for fiscal 2007 are included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

The individual fiscal 2007 EVC incentive payout awards ranged from 74% and 156% of the target award.

Long-Term Incentives.       In order to attract and retain executive officers and align their financial interests with the interests of our shareowners, long-term incentives are provided. In fiscal 2007, our long-term incentive awards were in the form of stock options because the Compensation Committee believes the public trading price of our Common Stock is the ultimate measure of corporate performance. The stock option grant feature of the 2006 Stock Incentive Plan is designed to provide executives with the right to purchase a financial stake in the Company. It is also designed to enable participants to achieve the ownership guidelines established by the Company.

Our annual stock option grant structure was evaluated by Towers Perrin and compared against long-term incentive market data. Towers Perrin provided the Compensation Committee information as to the dollar amount and number of options necessary to provide compensation comparable to the 50th percentile of market for comparable positions. The Compensation Committee reviewed this information and used its discretion to adjust the grant structure over time to bring it in line with market data. A grant structure was developed to provide a grant guideline range (minimum, target, and maximum) based on position. The grant guideline range provides for awards between 24% below to 25% above the target opportunity.

Factors considered when determining award size include the recipient’s scope of responsibility, individual performance, previous awards granted, and progress toward satisfying the stock ownership guidelines. For fiscal 2007, Ms. Hamilton’s award also reflected her increased responsibilities as a result of her promotion to President and Chief Operating Officer. Awards granted in fiscal 2007, which were between 20% below and 19% above the target opportunity, are reflected in the Grants of Plan Based Awards Table.

Under our established annual stock option grant date guidelines, all awards for the named executive officers other than Ms. Hamilton were approved at the May 16, 2007 Board meeting for grant on the first business day of the fourth fiscal year quarter (July 2, 2007). The exercise price for all stock options was the closing price on the date of grant rather than the earlier date of approval. Ms. Hamilton’s award was approved at a Board meeting on June 1, 2007 when she was promoted to President and Chief Operating Officer.

Benefits and Perquisites.       In order to attract and retain executive officers, we offer retirement, health and welfare programs that are competitive within our local markets. These programs are available to our U.S.-based employees and include:

•	Retirement Savings Plan. While we do not offer a defined benefit plan to any U.S. employees, we sponsor a defined contribution Retirement Savings Plan for all U.S. employees. All U.S. executive officers, including the named executive officers, are included in this Retirement Savings Plan. The Retirement Savings Plan includes two Company contribution components. The first component is a fiscal year contribution provided for all U.S. employees under which we provide a 3% contribution on earnings below the Social Security wage base and 6% on earnings above the Social Security wage base, up to the limits allowed under U.S. law. The second component is a match contribution for all U.S. employees under which we match employee 401(k) contributions. The match is 50% on the first 6% of compensation contributed to the Retirement Savings Plan. The Retirement Savings Plan uses a calendar year-end “true-up” matching contribution feature to ensure that participants receive the maximum matching contribution available, by making up any loss in matching contributions resulting from the participant’s individual savings strategies. To be eligible to receive the year-end “true-up” match, the participant must be employed on the last day of the calendar year. The Compensation Committee approves changes to the fiscal year contribution and our matching formula. Both the fiscal year contribution and the matching contribution for the named executive officers in fiscal 2007 are reported in the Summary Compensation Table.
•	Disability and Life Insurance. All U.S. executive officers, including the named executive officers, are eligible for the same disability and life insurance programs offered to our U.S. employees. These programs provide short- and long-term disability and various life insurance benefits, some of which are optional and paid fully by the executive officer.
•	Health and Welfare. All U.S. executive officers, including the named executive officers, and their dependents are covered under the same programs offered to our U.S. employees. These programs provide medical, vision, and dental benefits.

We have historically limited the number of perquisites offered to executive officers. The perquisites offered to executive officers exclusively include the following:

•	Supplemental Retirement Benefit. As part of Mr. Hellwig’s offer of employment, he receives an annual contribution to a retirement pension insurance fund. Mr. Hellwig works in Germany where regional differences support such a program. No other named executive officer receives supplemental retirement benefits.
•	Club membership. In order to facilitate the opportunity for business gatherings, the CEO is provided a club membership. While the initial cost of the membership was paid directly by Mr. Emery, we pay the annual dues, the value of which is included in Mr. Emery’s taxable income.
•	Car benefit. In geographies where prevailing market practices provide, some executive officers may receive a cash allowance while others may receive use of a Company automobile. In fiscal 2007, Mr. Emery, Ms. Hamilton, Ms. Knight and Ms. Staby received a car benefit cash allowance of $8,040. Mr. Hellwig was the only named executive officer to be provided with a Company automobile.
•	Other Perquisites. Executives may also receive other perquisites through various other agreements and plans or in the event of special circumstances. These other perquisites are sometimes required to attract and retain executive officers. There were no other perquisites provided to the named executive officers during fiscal 2007.
•	Non-Qualified Deferred Compensation. In addition to tax-qualified retirement benefits provided to all eligible employees under the Retirement Savings Plan, our executive-level employees, including the named executive officers, are permitted to defer up to 90% of their base salary and/or short-term incentive payment into the Executive Deferred Compensation Plan. The intention of the Executive Deferred Compensation Plan is to provide participating individuals with benefits that would otherwise be available to them under our tax-qualified plans but for the application of limitations on benefits to highly-compensated employees imposed by the Internal Revenue Code of 1986. The Executive Deferred Compensation Plan is unfunded, meaning our obligation to make payments under the plan is unsecured. As part of Mr. Emery’s employment offer, we provide a $20,000 annual contribution to the Executive Deferred Compensation Plan.

Compensation Policies

Stock Incentive Grant Policy.       The Compensation Committee recognizes the importance of adhering to specific practices and procedures in the granting of stock incentives. As such, the Compensation Committee approved a formal Stock Incentive Grant Policy (the “Stock Policy”) during fiscal 2007. In accordance with the Stock Policy, the Compensation Committee approves annual option grants for named executive officers at its meeting each May, other than option grants for the CEO which are approved by the independent director members of the full Board following a recommendation by the Compensation Committee. Under the Stock Policy, the exercise price of stock options is based on the closing price on the date of grant and options generally vest in three equal annual installments beginning on the first anniversary of the date of grant and have a five-year term. The Compensation Committee believes these vesting provisions and option terms reinforce the objectives of the 2006 Stock Incentive Plan to retain executive officers.

Stock Ownership Guidelines.       To align our executive officers’ interests with our shareowners’ interests, the Compensation Committee expects our executive officers to acquire significant equity ownership in our common stock. In fiscal 2005 we adopted guidelines requiring that within five years of service in a named executive officer role, each executive must have achieved an equity ownership level equal to a specified multiple of his or her base salary.

The minimum equity ownership levels are five times annual base salary for our CEO, three times annual base salary for our President and Chief Operating Officer, Chief Financial Officer, and our Sr. Vice Presidents, and one times annual base salary for our other named executive officers. Stock that counts toward satisfaction of the ownership guidelines includes shares owned outright or controlled by the participant or his or her immediate family members residing in the same household, shares acquired upon stock option exercise, shares held in the Company’s Employee Stock Purchase Plan, and restricted stock issued and held as part of an executive’s long-term compensation whether or not vested. The Compensation Committee reviews progress against these guidelines on a regular basis and is satisfied with the progress made by our named executive officers in fiscal 2007 toward achievement of these ownership goals.

Our independent directors have also imposed upon themselves a guideline of achieving significant equity ownership in our common stock. Each of our independent directors is expected to achieve an ownership of our common stock equal to a minimum of five times their annual retainer.

Tax Deductibility of Compensation.       Our EVC Plan and the 2006 Stock Incentive Plan have each been structured with the intention that cash incentive payments and stock options awarded under these plans can be qualified performance-based compensation, which is tax-deductible to us under Section 162(m) of the Internal Revenue Code. The Compensation Committee intends to continue its practice of paying competitive compensation in order to attract and retain the senior executives necessary to manage business in the best interests of us and our shareowners. Under some circumstances, this practice may require us to pay compensation in excess of $1,000,000 to certain key executives. Although we intend to maximize the deductibility of compensation paid to executive officers, we also intend to maintain the flexibility to take actions considered to be in our best interests including, where appropriate, entering into compensation arrangements under which payments are not deductible under Section 162(m).

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis set forth above with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Brendan C. Hegarty (Chair)           Jean-Lou Chameau          Barb J. Samardzich

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to, earned by or expensed with respect to each named executive officer during fiscal 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensa- tion ($)(3)	Change In Pension Value And Non- Qualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)

Sidney W. Emery, Jr. Chairman, Chief Executive Officer	2007	501,227	—	—	557,645	378,256	—	49,806	1,486,934
Laura B. Hamilton President and Chief Operating Officer	2007	275,622	—	—	258,808	101,583	—	25,014	661,027
Susan E. Knight Chief Financial Officer and Vice President	2007	290,084	—	—	225,190	156,368	—	25,014	696,656
Joachim Hellwig(1) Vice President	2007	257,464	—	—	108,151	140,323	13,539	27,546	547,023
Kathleen M. Staby Vice President	2007	209,639	—	—	91,180	79,103	—	25,014	404,936

(1)	Currency converted from Euros to U.S. Dollars using the average exchange rate of $1.3355 at the end of fiscal 2007.
(2)	Amounts represent compensation expense recognized during fiscal 2007 under SFAS123(R), based on the valuation and utilizing the assumptions discussed in Note 2 to our Notes to Consolidated Financial Statements for the year ended September 29, 2007.
(3)	Amounts awarded for fiscal 2007 EVC.
(4)	Represents increase in present value provided under the Employer Pension Commitment for Mr. Hellwig. We do not pay above-market or preferential earnings on non-qualified deferred compensation.
(5)	These amounts include all other compensation as described in the following table:

Supplemental Table to the All Other Compensation Column

	Retirement Plan			Perquisites

Name	Match $	Fiscal Year Contri- bution $	Deferred Compen- sation Contri- bution $(1)	Car $ (2)	Payment for unused vacation $ (3)	Club Dues $	Total $

Sidney W. Emery, Jr.	6,600	10,374	20,000	8,040	—	4,792	49,806
Laura B. Hamilton	6,600	10,374	—	8,040	—	—	25,014
Susan E. Knight	6,600	10,374	—	8,040	—	—	25,014
Joachim Hellwig	—	—	—	13,088	14,458	—	27,546
Kathleen M. Staby	6,600	10,374	—	8,040	—	—	25,014

(1)	Represents payments to the Executive Deferred Compensation Plan.
(2)	Represents cash car allowance for Mr. Emery, Ms. Hamilton, Ms. Knight and Ms. Staby, and all expenses for Mr. Hellwig (as required by employment agreement).
(3)	Represents cash payment made in accordance with employment contract on payment for unused vacation (as required by employment agreement).

Grants of Plan Based Awards in Fiscal 2007

The following table describes the potential range of annual cash incentive awards for fiscal 2007 performance and the stock options granted during fiscal 2007.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Name	Grant Date	Approval Date	Minimum ($)	Target ($)	Maximum ($)

Sidney W. Emery, Jr.			0	350,859	701,718	—	—	—
	7/2/2007	5/16/2007	—	—	—	52,000	46.03	549,640
Laura B. Hamilton			0	137,811	275,622	—	—	—
	7/2/2007	6/1/2007	—	—	—	45,000	46.03	475,650
Susan E. Knight			0	145,042	290,084	—	—	—
	7/2/2007	5/16/2007	—	—	—	19,000	46.03	200,830
Joachim Hellwig			0	90,112	180,224	—	—	—
	7/2/2007	5/16/2007	—	—	—	9,200	46.03	97,244
Kathleen M. Staby			0	73,374	146,748	—	—	—
	7/2/2007	5/16/2007	—	—	—	8,800	46.03	93,016

(1)	Closing market value of shares on grant date.
(2)	Fair value of $10.57 calculated using a multiple option form of the Black-Scholes option valuation model with assumptions for interest rate, expected life, share price volatility and dividend yield as described in Note 2 to our Notes to Consolidated Financial Statements for the year ended September 29, 2007.

Outstanding Equity Awards at 2007 Fiscal Year End

	Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date

Sidney W. Emery, Jr.	57,248	0	14.81	6/2/08
	56,800	0	22.28	6/1/09
	37,400	18,700	35.15	7/5/10
	17,400	34,800	39.14	7/3/11
	0	52,000	46.03	7/1/12
Hamilton, Laura B.	10,419	0	14.81	6/2/08
	19,750	0	22.28	6/1/09
	15,667	7,833	35.15	7/5/10
	7,000	14,000	39.14	7/3/11
	0	45,000	46.03	7/2/12
Hellwig, Joachim	11,800	0	22.28	6/1/09
	7,867	3,933	35.15	7/5/10
	3,267	6,533	39.14	7/3/11
	0	9,200	46.03	7/2/12
Knight, Susan E.	12,201	0	14.81	6/2/08
	24,000	0	22.28	6/1/09
	15,667	7,833	35.15	7/5/10
	7,000	14,000	39.14	7/3/11
	0	19,000	46.03	7/2/12
Staby, Kathleen M.	11,100	0	14.81	6/2/08
	8,300	0	22.28	6/1/09
	5,534	2,766	35.15	7/5/10
	3,000	6,000	39.14	7/3/11
	0	8,800	46.03	7/2/12

(1)	Stock options granted with a 5 year term, exercisable in three equal installments each year beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal 2007

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Sidney W. Emery, Jr.	58,237	$1,811,714
Laura B. Hamilton	9,411	295,694
Susan E. Knight	35,799	1,100,805
Joachim Hellwig	11,800	342,267
Kathleen M. Staby	11,000	316,907

Pension Benefits for Fiscal 2007

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Joachim Hellwig	Employer Pension Commitment	N/A	157,670	—

(1)	Currency converted from Euros to U.S. Dollars using the exchange rate of $1.3355 at the end of fiscal 2007.

Employer Pension Commitment for Joachim Hellwig.       MTS Sensor Technologie GmbH & Co KG (“MTS Sensor”), our wholly-owned subsidiary, is obligated to pay Mr. Hellwig a life-long retirement pension in the amount of €1,278 per month after his 65th birthday or earlier in the event of a disability. In the event of Mr. Hellwig’s death, Mr. Hellwig’s spouse will receive a pension of €766.94 per month for her lifetime. The survivor’s pension is terminated should Mr. Hellwig’s spouse remarry. MTS Sensor is obligated to pay the earned portion of Mr. Hellwig’s retirement benefit even if Mr. Hellwig’s employment is terminated for any reason other than death or disability. Upon becoming eligible for payments, Mr. Hellwig, or Mrs. Hellwig in the event she is to receive the retirement benefit, is entitled to a one-time lump sum payment equal to the cash value of the liability for future retirement benefit payments. There is no Number of Years Credited Service requirement to the benefit provided.

Non-Qualified Deferred Compensation

Our Executive Deferred Compensation Plan is a non-qualified plan that provides a select group of employees, including all the named executive officers, with the option to defer up to 90% of base salary or short-term cash incentive. Independent directors are also eligible to participate in the Executive Deferred Compensation Plan and may elect to defer up to 90% of the director’s fees we paid.

Interest rates are approved by the Compensation Committee in November of each year for the following calendar year. Historically, the 10-year government treasury note rate as of the first business day of the calendar year has been used. As such, the interest rate for calendar 2006 was 4.39% and for calendar 2007 was 4.68%.

At the time of the deferral election, participants must also select a distribution date and form of distribution. Participants may elect to receive distribution in a single payment, installments, or combination thereof. Distribution elections cannot change unless the election is to postpone payment until the fifth anniversary of separation from service or, if later, age 60 and the election must be made at least 12 months before separation from service. In no case can an earlier distribution election be allowed.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Sidney W. Emery, Jr.	—	20,000	92,275	—	2,150,433
Laura B. Hamilton	50,792	—	7,362	—	226,716

(1)	The executive contributions have been included in the executive officer’s salary reflected in Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	The Company contributions have been included in the executive officer’s salary reflected in the All Other Compensation column of the Summary Compensation Table.
(3)	Earnings are determined on a calendar year basis. Earnings were 4.39% and 4.68% for 2006 and 2007, respectively.

Potential Payments Upon Termination or Change In Control

Payments and benefits received by the named executive officers upon termination are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of the last business day of fiscal 2007. The actual amounts to be paid can only be determined at the time of the named executive officer’s departure from the Company.

We are a party to agreements with certain of our executive officers that together establish the terms of the employment relationship between the Company and the executive, the terms under which that relationship may be ended, and the rights and obligations of the parties after the employment relationship ends. Collectively, these agreements are referred to as the “Executive Agreements,” and consist of an Employment Agreement, Severance Agreements and Change in Control Agreements.

Employment Agreement

Effective January 1, 1991, MTS Sensor entered into an employment contract with Mr. Hellwig. Pursuant to the contract, Mr. Hellwig may terminate the contract upon six months prior written notice.

MTS Sensor may also terminate the contract for good cause or by a resolution of MTS as shareowner of MTS Sensor. Mr. Hellwig’s contract contains a confidentiality provision and a two-year non-compete clause after termination of the contract. The contract expires in the year of Mr. Hellwig’s 65th birthday.

Severance Agreement

We have formalized Severance Agreements with Mr. Emery and Ms. Staby. The Severance Agreements provide for continuation of compensation and benefits described below for Mr. Emery for 18 months and for Ms. Staby for 6 months following termination of employment by the Company other than for cause.

The Severance Agreements provide monthly payments over the applicable period of time based upon the highest annual salary during any 12-month period during the preceding 36 months and the average annual executive variable compensation and fiscal year retirement contribution received during the three most recent fiscal years ending immediately prior to termination. Additionally, the Company pays the employer share of the named executive officer’s group life and health insurance premiums during the applicable period of time. All premium payments are contingent on the named executive officer making the appropriate timely written elections to continue group benefits following the executive’s date of termination. As a condition of the receipt of these payments, the named executive officer must agree not to render services to any entity concerning any competing product during the applicable period of time. Additionally, the executive must agree to maintain the confidentiality of certain information deemed by the Company to be proprietary. In the event of a change of control, the terms of the Change in Control Agreement described below will supersede the terms of the Severance Agreement.

Change In Control Agreement

In December 2005, the Company entered into Change in Control Agreements with Mr. Emery, Ms. Hamilton, Ms. Knight, and Ms. Staby.

In the event of a change in control and either (i) an involuntary termination other than for cause, death or disability or (ii) voluntary termination for good reason within two years after a change in control, each will be entitled to receive a lump-sum payment equal to two times their annual compensation. In addition, each will be entitled to continuation of their benefits for a period of 24 months and reimbursement of legal fees in connection with the termination, including fees associated with the enforcement of the Change in Control Agreements.

As a condition of the receipt of such benefits, each executive has agreed not to render services to any entity concerning any competing product for a period of one year following the date of termination unless the change in control was not approved by the Board.

In general, a “change in control” would occur if:

•	30% or more of the Company’s outstanding voting stock was acquired by any person;
•	current members of the Board or their successors elected or nominated by such members ceased to constitute at least a majority of the Board; or
•	the Company consummated a merger, consolidation, share exchange, division or other reorganization with another company.

For purposes of the Change in Control Agreements, “cause” means:

•	the willful and continued failure by the executive to perform substantially the duties and responsibilities of the executive’s position with the Company after a written demand for substantial performance is delivered to the executive by the Board, which demand specifically identifies the manner in which the Board believes that the executive has not substantially performed the duties or responsibilities;
•	the conviction of the executive by a court of competent jurisdiction for felony criminal conduct which, in the good faith opinion of the Company, would impair the executive’s ability to perform his or her duties or impair the business reputation of the Company; or

•	the willful engaging by the executive in fraud or dishonesty that is demonstrably and materially injurious to the Company, monetarily or otherwise.

For purposes of the Change in Control Agreements, “good reason” means:

•	the authority, powers functions, responsibilities or duties assigned to the executive, as compared to those in effect immediately prior to the change in control, are materially and adversely diminished without the executive’s written consent;
•	a reduction by the Company in the executive’s annual compensation including, but not limited to, base pay or short- and long-term incentive pay in effect immediately prior to a change in control;
•	the Company requiring the executive to relocate his or her office, or to be based in an office, more than 50 miles from his or her office immediately prior to the change in control;
•	the failure by the Company to continue to provide the executive with benefits at least as favorable to those enjoyed by the executive under any of the Company’s pension, life insurance, medical, health and accident, disability, deferred compensation, incentive awards, incentive stock options, or savings plans in which the executive was participating immediately prior to the change in control;
•	the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Change in Control Agreement;
•	any material violation of the Change in Control Agreement by the Company;
•	the Company requests the executive’s resignation from employment; or
•	any purported termination of the executive’s employment that is not made pursuant to a notice of termination satisfying the requirements of the Change in Control Agreement.

Change in control severance payments are generally payable in a single lump sum within 30 days after the date of termination. The amount payable under the Change in Control Agreement will be reduced by any amounts payable under other employment-related agreements that provide for similar payments. Change in control severance payment under the Change in Control Agreements, as well as any other compensation under other plans or agreements that is contingent upon a change in control, may be reduced to the extent necessary to avoid excise taxation to the executive and non-deductibility to the Company under federal income tax laws applicable to “parachute payments.” The Company shall determine the order and amounts by which the amounts due are reduced.

Our 2006 Stock Incentive Plan allows for acceleration of stock incentives upon a change in control. Upon a change in control, any stock incentive will immediately vest and be exercisable and any restrictions will lapse. Notwithstanding the foregoing, unless the Compensation Committee determines otherwise at or prior to the change in control, no stock incentive that is subject to any performance criteria for which the performance period has not expired shall accelerate at the time of a change in control.

The 2006 Stock Incentive Plan generally allows for a pro-rata portion of any performance shares to be paid out upon an executive’s death, disability or retirement. The payment is based on the extent to which achievement of performance targets were satisfied at the end of the performance period and pro-rated for length of employment within the performance period.

Assuming that a termination event or change in control occurred on September 29, 2007, the total compensation payable to each named executive officer who was employed by us on such date is:

	Severance Agreement (Involuntary Not For Cause Termination)				Change in Control Agreement

Name	Cash Payment ($)(1)	Stock Option Vesting ($)(2)	Benefits ($)(3)	Total Value ($)	Cash Payment ($)(4)	Stock Option Vesting ($)(5)	Benefits ($)(6)	Total Value ($)

Sidney W. Emery, Jr.	1,360,642	120,615	76,437	1,557,694	1,814,190	206,223	17,306	2,037,719
Laura B. Hamilton	—	—	—	—	911,656	84,963	19,639	1,016,258
Susan E. Knight	—	—	—	—	897,939	84,963	19,407	1,002,309
Joachim Hellwig(7)	—	—	—	—	—	—	—	—
Kathleen M. Staby	141,300	17,841	10,758	169,899	565,199	32,601	17,306	615,106

(1)	As described under severance agreement description provided above, Mr. Emery would receive 18 monthly payments and Ms. Staby would receive 6 monthly payments.
(2)	Represents the aggregate value (stock price as of September 28, 2007 of $41.60 less exercise price) of options held by each named executive officer at year-end that would have been vested and exercisable upon termination of employment. Under the 1994 and 1997 Stock programs, options fully vest upon leaving the Company. Under the 2006 Stock Incentive Plan, options do not accelerate in an involuntary not for cause termination.
(3)	Includes the aggregate of life, health insurance and retirement benefits.
(4)	As described under the Change in Control Agreement description above. All named executive officers would receive 24 monthly payments.
(5)	Represents the aggregate value (stock price less exercise price) of options held by each named executive officer at year-end that would have been vested and exercisable upon change in control. Under the 1994, 1997, and 2006 stock programs, options fully vest upon change in control.
(6)	The value includes the aggregate of life, disability, and accident and health insurance benefits.
(7)	Mr. Hellwig’s employment agreement does not provide payments upon termination or in the event of a change in control.

OTHER INFORMATION

Security Ownership of Principal Shareowners and Management

The following table sets forth, as of the close of business on November 20, 2007, the number and percentage of outstanding shares of our Common Stock beneficially owned (i) by each person who is known to us to beneficially own more than five percent of our Common Stock, (ii) by each director and director nominee, (iii) by each executive officer named in the Summary Compensation Table below, and (iv) by all our directors and executive officers as a group:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class

Mairs and Power, Inc. 332 Minnesota Street, Suite W-1520 Saint Paul, MN 55101	1,628,185	(1)	9.2%
T. Rowe Price Associates, Inc 100 East Pratt Street Baltimore, MD 21202	1,145,950	(2)	6.5%
Royce & Associates 1414 Avenue of the Americas 9th floor New York, NY 10019-2578	1,024,530	(3)	5.8%
Barclays Global Investors, NA Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	960,229	(4)	5.4%
Sidney W. Emery, Jr.	358,615	(5)(6)	2.0%
Ricardo Artigas	1,883
Jean-Lou Chameau	10,583		*
Merlin E. Dewing	15,583	(5)	*
Brendan C. Hegarty	7,583		*
Laura B. Hamilton	78,546	(5)	*
Lois M. Martin	4,083		*
Barb J. Samardzich	16,033	(5)	*
Joachim Hellwig	31,597	(5)	*
Susan E. Knight	78,568	(5)(7)	*
Kathleen M. Staby	41,820	(5)	*
All directors and executive officers as a group (11 persons)	644,894	(5)	3.6%

*Less than 1%.

(1)	According to the Schedule 13F filed on November 12, 2007 with the SEC, Mairs and Power, Inc. has reported that as of September 30, 2007, it has sole voting power and sole investment power over 1,628,185 shares.
(2)	According to the Schedule 13F filed on November 14, 2007 with the SEC, T. Rowe Price Associates, Inc. (“T. Rowe Price”) has reported that as of September 30, 2007, it has sole dispositive power for 1,145,950 shares and sole voting power for 154,100 shares. These securities are owned by various individual and institutional investors for which T. Rowe Price serves as investment advisor with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	According to the Schedule 13F filed on November 6, 2007 with the SEC, Royce & Associates has reported that as of September 30, 2007, it has sole voting power and sole investment power over 1,024,530 shares.
(4)	According to the Schedule 13F filed on November 13, 2007 with the SEC, Barclays Global Investors, NA has reported that as of September 30, 2007, it has sole voting power and shared-defined investment power over 358,622 shares and no voting power over 64,360 shares. Barclays Global Fund Advisors has reported that as of September 30, 2007, it has sole voting power and shared-defined investment power over 529,370 shares. Barclays Global Investors Ltd. has reported that as of September 30, 2007, it has shared-defined investment power over 7,877 shares and no voting power over 7,877 shares.
(5)	Includes the following number of shares which could be purchased under stock options exercisable within 60 days of November 20, 2007: Mr. Emery, 168,848 shares; Mr. Dewing, 8,000 shares; Ms. Samardzich, 8,000 shares; Ms. Hamilton, 52,836 shares; Mr. Hellwig, 22,934 shares; Ms. Knight, 58,868 shares; Ms. Staby, 27,934 shares; and by all directors and executive officers as a group, 347,420 shares.
(6)	Includes 131,196 shares owned by the Sidney W. Emery, Jr. and Vicki Lee Emery Revocable Trust, of which Mr. and Mrs. Emery are co-trustees. Voting and investment power over those shares are shared accordingly in each instance.
(7)	Includes 10,000 shares owned jointly with spouse. Voting and investment power over those shares are shared accordingly.

Related Party Transactions

The Audit Committee is responsible for the review and approval of all related party transactions between the Company and any of our executive officers, directors or director nominees, or any immediate family member of any such person. Pursuant to a related party transactions approval procedure adopted by the Audit Committee, all related party transactions that involve amounts in excess of $100,000 and in which a related party has or will have a direct or indirect material interest, or transaction in which any of our directors or any of their affiliated organizations is a party, must be approved in advance by the Audit Committee. If the proposed transaction involves a member of the Audit Committee, such member will not participate in the deliberations or vote on the proposed transaction. Related party transactions may be approved if the Audit Committee in good faith determines them to be (i) fair and reasonable to us, (ii) on terms no less favorable than could be obtained by us if the transaction did not involve a related party, and (iii) in our best interests.

During the last fiscal year, MTS Sensor purchased approximately $1,409,107, or €923,245, of mechanical components and remote-mechanic workbench services from Mark-Tronik GmbH (“Mark-Tronik”). MTS Sensor is owned by MTS Systems GmbH, one of our wholly-owned subsidiaries. The brother-in-law of Mr. Hellwig, our Vice President and General Manager of MTS Sensor, is the owner and general manager of Mark-Tronik. The prices paid by MTS Sensor were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to MTS Sensor than MTS Sensor could otherwise obtain. Mr. Hellwig did not participate in negotiating or executing the MTS Sensor agreement with Mark-Tronik. Subsequent to the end of fiscal 2007, the Audit Committee reviewed and approved these related party transactions after determining they met the required standards for approval.

The Audit Committee also reviewed two other transactions between the Company and third parties that occurred during fiscal 2007. In both cases it was determined that since the third party did not have a direct or indirect material interest, the transactions were not related party transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our Common Stock who did not file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934. Based solely on a review of copies of such reports and written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during fiscal 2007, except that we filed late Form 4’s for Ms. Hamilton and Mr. Hellwig for their stock option exercises that occurred in February 2007 and June 2007, respectively.

Shareowner Proposals

The proxy rules of the SEC permit shareowners of a company, after timely notice to the company, to present proposals for shareowner action in the company’s proxy statement in which such proposals are consistent with applicable law, pertain to matters appropriate for shareowner action and are not properly omitted by action of the company in accordance with the proxy rules. In order for a shareowner proposal to be considered for inclusion in the Proxy Statement for the Company’s fiscal 2008 Annual Meeting of Shareowners to be held in early 2009, the proposal prepared in accordance with the proxy rules must be received by our Secretary in writing no later than August 10, 2008. In addition, if we receive notice of a shareowner proposal before November 2, 2008 or after December 2, 2008, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for its fiscal 2008 Annual Meeting of Shareowners may exercise discretionary voting power with respect to such proposal. If we receive notice of a shareowner proposal between November 2, 2008 and December 2, 2008, the persons named in proxies solicited by the Board for its 2008 Annual Meeting of Shareowners may not exercise discretionary voting power with respect to such proposal.

Other Matters

Our Bylaws provide that certain additional requirements be met in order that business may properly come before the shareowners at the Annual Meeting of Shareowners. Among other things, shareowners intending to bring business before the Annual Meeting of Shareowners must provide written notice of such intent to our Secretary. Such notice must be given not less than 45 days nor more than 75 days prior to a meeting date corresponding with the previous year’s Annual Meeting of Shareowners date and must contain certain required information. Shareowners desiring to bring matters for action at an Annual Meeting of Shareowners should contact our Secretary for a copy of the relevant procedure. Since no notice was received with respect to this year’s Annual Meeting, no shareowner may bring additional business before the Annual Meeting for action.

Our management knows of no matters other than the foregoing to be brought before the Annual Meeting. However, this proxy gives discretionary authority in the event that additional matters should be presented.

Our Annual Report and Form 10-K for the past fiscal year is enclosed herewith and contains financial statements for the fiscal year ended September 29, 2007. A copy of the Annual Report and Form 10-K filed with the SEC, together with any specifically requested exhibits, will be furnished without charge to any shareowner who requests it in writing from our Treasurer at the address noted on the first page of this Proxy Statement, from the SEC’s Internet site at www.sec.gov, or via our Internet site at www.mts.com.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by MTS Systems Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareowner communications electronically in future years.

VOTE BY PHONE -1-800-690.6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to MTS Systems Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

›	0000 0000 0000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	MTSSY1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	MTS SYSTEMS CORPORATION
	The Board of Directors Recommends a Vote FOR
	Items 1 and 2
	Vote On Directors
	1.	To elect eight directors: NOMINEES:				FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	To withhold authority to vote for any individual nominee(s) mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		01)	Ricardo Artigas	05)	Laura B. Hamilton
		02)	Jean-Lou Chameau	06)	Brendan C. Hegarty	☐	☐	☐
		03)	Merlin E. Dewing	07)	Lois M. Martin
		04)	Sidney W. Emery, Jr.	08)	Barb J. Samardzich

Vote On Proposals
								For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal 2008; and							☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice

THIS PROXY/VOTING INSTRUCTION WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

This proxy should be marked, dated and signed by the shareowner(s) exactly as his, her or their name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Signature (PLEASE SIGN WITHIN BOX)				Date		Signature (Joint Owners)			Date

PROXY
MTS SYSTEMS CORPORATION
Proxy for the Annual Meeting of Shareowners January 15, 2008
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareowner of MTS Systems Corporation, a Minnesota corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareowners and Proxy Statement and hereby appoints Sidney W. Emery, Jr. and John R. Houston (the “Named Proxies''), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock of the Company, held of record by the undersigned on November 20, 2007, at the ANNUAL MEETING OF SHAREOWNERS to be held on January 15, 2008, and any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)